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                                                                    Exhibit 3.16

                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                    CAPSTAR MEDALLION HOUSTON PARTNERS, L.P.

                         Dated: As of September 22, 1997

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                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                    CAPSTAR MEDALLION HOUSTON PARTNERS, L.P.

         This LIMITED PARTNERSHIP AGREEMENT (this "Agreement") is made as of September 22, 1997, by and among EQUISTAR ACQUISITION CORPORATION, a Delaware corporation having an office c/o CapStar Management Company, L.P., 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 ("EquiStar"), as general partner, and CAPSTAR MANAGEMENT COMPANY II, L.P., a Delaware limited partnership having an office at 1010 Wisconsin Avenue, N.W., Washington, D.C. 20007 ("CapStar"), as limited partner.

                                  WITNESSETH:

         WHEREAS, the parties hereto (collectively, the "Partners" and individually, a "Partner") desire to form a limited partnership for the purposes hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  1.1 "Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as the same may have been or may be amended.

                  1.2 "Adjusted Capital Account" shall mean, with respect to any Partner, such Partner's Capital Account balance, increased by such Partner's share of Partnership Minimum Gain and Partner Minimum Gain.

                  1.3 "Code" shall mean the Internal Revenue Code of 1986 as the same has been and may hereafter be amended.

                  1.4 "Depreciation" shall mean, with respect to any year or portion thereof, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for


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         Federal income tax purposes, except that if the Gross Asset Value of the asset differs from its adjusted tax basis, Deprecation shall be determined in accordance with the methods used for Federal income tax purposes and shall equal the amount that bears the same ratio to the Gross Asset Value of such asset as the depreciation, amortization or other cost recovery deduction computed for Federal income tax purposes with respect to such asset bears to the adjusted Federal income tax basis of such asset; provided, however, that if any such asset that is depreciable or amortizable has an adjusted Federal income tax basis of zero, the rate of Depreciation shall be as determined by the Partners.

                  1.5 "Gross Asset Value" shall mean, with respect to any asset, the asset's adjusted basis for Federal income tax purposes, except that
         (i) the Gross Asset Value of any asset contributed to the Partnership shall be its gross fair market value at the time of contribution, (ii) the Gross Asset Value of any asset distributed in kind to any Partner (including upon a liquidation of the Partnership) shall be the gross fair market value of such asset, and (iii) the Gross Asset Value of any asset determined pursuant to clause (i) above shall thereafter be adjusted from time to time by the Deprecation taken into account with respect to such asset for purposes of determining Net Profit or Net Loss.

                  1.6 "Net Profit" or "Net Loss" shall mean, with respect to any fiscal year, the taxable income or loss of the Partnership as determined for Federal income tax purposes, with the following adjustments:

                           1.6.1 Such taxable income or loss shall be increased
                  by the amount, if any, of tax-exempt income received or accrued by the Partnership;

                           1.6.2 Such taxable income or loss shall be reduced by
                  the amount, if any, of all expenditures of the Partnership described in Section 705(a)(2)(B) of the Code, including expenditures treated as described therein under Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations;


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                           1.6.3 If the Gross Asset Value of any asset is
                  adjusted pursuant to clause (ii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account, immediately prior to the event giving rise to such adjustment, as gain or loss from the disposition of such asset for purposes of computing Net Profit or Net Loss;

                           1.6.4 Gain or loss resulting from any disposition of
                  any asset with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that such Gross Asset Value differs from the adjusted tax basis of such asset; and

                           1.6.5 In lieu of the depreciation, amortization, or
                  other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

                  1.7 "Partner" shall mean each of the parties to this Agreement and any other Person to which an interest in the Partnership is hereafter transferred and who is admitted to the Partnership in accordance with the terms of this Agreement.

                  1.8 "Partner Minimum Gain" means "partner nonrecourse debt minimum gain," as defined in Treasury Regulations Section 1.704-2(i)(2) and determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

                  1.9 "Partner Nonrecourse Debt" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

                  1.10 "Partner Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(i)(1) of the Treasury Regulations and shall be determined in accordance with Section 1.704-2(i)(2) of the Treasury Regulations.

                  1.11 "Partnership" shall have the meaning set forth in Article 2.


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                  1.12 "Partnership Minimum Gain" shall have the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) and shall be determined in accordance with Treasury Regulations Section 1.704-2(d).

                  1.13 "Percentage Interests" shall have the meaning specified in Section 6.2.

                  1.14 "Property" shall mean (a) that certain property presently known as the Houston Medallion Hotel located at 3000 North Loop West, Houston, Texas and (b) all personal property situated at such property or used or useful in connection therewith.

                  1.15 "Regulatory Allocations" has the meaning ascribed thereto in subsection 7.3.8.

                  1.16 "Treasury Regulations" means the rules, regulations, orders and interpretations of rules, regulations and orders validly promulgated by the Treasury Department under the Code, whether final, temporary or proposed, as in effect from time to time.

         2. Formation and Name; General and Limited Partners.

                  2.1 The Partners hereby form a limited partnership (the "Partnership") pursuant to the provisions of the Act. The business of the Partnership shall be conducted under the name "CAPSTAR MEDALLION HOUSTON PARTNERS, L.P. "The General Partner shall execute and record any limited partnership certificate required by the Act and any certificate or application necessary to qualify the Partnership in any state in which it transacts business.

                  2.2 The General Partner of the Partnership is EquiStar. The Limited Partner of the Partnership is CapStar.

         3. Principal and Registered Offices; Agent for Service of Process.

                  3.1 The principal place of business of the Partnership, and the address of the office at which the records of the Partnership shall be maintained, at 1010 Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007, or at such other place as may hereafter from time to time be selected by the General Partner.


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                  3.2 The Partnership's registered office shall be at 1010
         Wisconsin Avenue, N.W., Suite 650, Washington, D.C. 20007.

                  3.3 The registered agent of the Partnership for service of process within the State of Delaware shall be United Corporate Services, 15 East North Street, Dover, Delaware 19901. In the event that the person or entity at any time acting as such agent shall cease to act as such for any reason, the General Partner shall appoint a substitute agent. Such agent shall be the agent of the Partnership on which any process, notice or demand required or permitted by law to be served on the Partnership may be served.

         4. Term. The term of the Partnership shall commence upon the execution and delivery of this Agreement and shall continue until terminated by agreement of the Partners or as otherwise provided in this Agreement.

         5. Purpose. The purpose of the Partnership shall be shall be (a) to acquire the Property and other property incidental to the ownership and operation of the Property, (b) to hold, own, operate, lease, finance, mortgage, encumber, alter, dispose of and in all respects deal as owner of the Property, and (c) to engage in any activities necessary or incidental to the foregoing. The Partnership shall not engage in any business other than as set forth in the foregoing sentence. Nothing in this Agreement shall prohibit the Partnership from entering into any guaranties or indemnities with respect to obligations of entities which are affiliates of CapStar Hotel Company or from entering into any mortgages, deeds of trust, financing statements, cross-collateralization or other security arrangements with respect thereto (all of the forgoing being collectively referred to as "Cross-Collateralization Agreements").

         6. Capital Contributions; Percentage Interest

                  6.1 Simultaneously with the execution and delivery of this Agreement the Partners are making the following contributions to the capital of the Partnership:

                  (a)  CapStar                    $ 99.00

                  (b)  EquiStar                   $  1.00


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                  6.2 The Partners' percentage interests in the Partnership
         ("Percentage Interests") shall be as follows:

                  (a)  CapStar                    99%

                  (b)  EquiStar                    1%

                  6.3 If the Partnership shall require any additional funds after the date hereof, as determined by the General Partner, the Partners shall contribute such funds to the Partnership in proportion to their respective Percentage Interests.

                  6.4 Except as expressly provided in this Article 6, no Partner shall be required to make any capital contributions or loans to the Partnership and no Partner shall make any capital contributions or loans to the Partnership without the consent of the other Partner.

         7. Income and Losses; Distribution of Available Net Income.

                  7.1 A separate "Capital Account" shall be maintained for each Partner. Each Partner's Capital Account shall be credited with the amount of such Partner's capital contributions made in cash and the fair market value (net of liabilities assumed or taken subject to) of all property contributed by such Partner and such Partner's allocated share of Net Profit, income and gain of the Partnership. Each Partner's Capital Account shall be debited with the amount of any cash distributions to such Partner and the fair market value (net of liabilities assumed or taken subject to) of all property distributed in kind to such Partner and such Partner's allocated share of Net Loss of the Partnership.

                  7.2 From and after the date of this Agreement, all Net Profit and all Net Loss of the Partnership for each year or fraction thereof (determined after taking into account any allocation for such period under Section 7.3) shall be credited to the Capital Accounts of the Partners in proportion to their respective Percentage Interests.

                  7.3 Special Allocations.

                           7.3.1 Except as otherwise provided in Section 7.3.2,
                  all items of Partnership income, gain, deduction and loss shall be allocated among the Partners in the same proportion as they share in the Net

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                  Profit and Net Loss to which such items relate. Any credits against income tax shall be allocated in accordance with the Partners' Percentage Interests.

                           7.3.2 Income, gain, loss or deductions of the
                  Partnership shall, solely for income tax purposes, be allocated among the Partners in accordance with Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take account of any difference between the adjusted basis of the assets of the Partnership and their respective Gross Asset Values in accordance with the traditional method set forth in Section 1.704-3(b) of the Treasury Regulations.

                           7.3.3 Notwithstanding any other provision of this
                  Article 7, if there is a net decrease in Partnership Minimum Gain during any year, each Partner shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Section 1.704-2(f)(6) of the Treasury Regulations. This Section 7.3.3 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.4 Notwithstanding any other provisions of this
                  Article 7, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated


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                  shall be determined in accordance with Section 1.704-2(i)(4)
                  of the Treasury Regulations. This Section 7.3.4 is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.5 Nonrecourse Deductions for any year shall be
                  allocated as Net Loss pursuant to Section 7.2.

                           7.3.6 Any Partner Nonrecourse Deductions for any year
                  shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

                           7.3.7 Notwithstanding any other provision of this
                  Article 7, no Partner shall be allocated in any year of the Partnership any Net Loss to the extent such allocation would cause or increase a deficit balance in such Partner's Adjusted Capital Account, taking into account all other allocations to be made for such year pursuant to this Article 7 and the reasonably expected adjustments, allocations and distributions described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations. Any such Net Loss that would be allocated to a Partner (the "Deficit Partner") shall instead be allocated to the other Partner. Moreover, if a Deficit Partner unexpectedly receives an adjustment, allocation or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations which creates or increases a deficit balance in such Partner's Adjusted Capital Account (computed after all other allocations to be made for such year pursuant to this Article 7 have been tentatively made as if this Section 7.3.7 were not in this Agreement), such Deficit Partner shall be allocated items of income and gain in an amount equal to such deficit balance. This Section 7.3.7 is intended to comply with the qualified income offset requirement of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                           7.3.8 The allocations set forth in Sections 7.3.3
                  through 7.3.7 (the "Regulatory Allocations") shall be taken into account in allocating items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory


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Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

                  7.4 Distributions. All distributions of Partnership cash and other property shall be made to the Partners in proportion to their respective Percentage Interests; provided, however, that the provisions of this Section 7.4 shall not apply upon the liquidation of the Partnership or upon the sale of all or substantially all of the Partnership's assets, it being understood that in such circumstances the provisions of Section 13.4 shall apply.

         8. Tax Matters. Federal, state and local income tax returns of the Partnership shall be prepared and filed, or caused to be prepared and filed, by the General Partner. The General Partner shall at all times be the "tax matters partner" of the Partnership for purposes of Section 6231(a)(7) of the Code.

         9. Management and Rights Duties, and Obligations of the Partners.

                  9.1 The management and control of the Partnership's business shall be exercised, and all decisions to be made by the Partnership shall in each case be made, by the General Partner. The General Partner shall have the sole right to bind, or otherwise act on behalf of, the Partnership. Without limiting the foregoing, the General Partner shall have the right, without the consent or approval of the Limited Partner to acquire, mortgage or otherwise encumber, and sell or otherwise dispose of the Property or any portion thereof.

                  9.2 Except as otherwise expressly provided in this Agreement, no Partner shall have the right to resign from the Partnership or to demand the return of all or any part of its contribution to the capital of the Partnership until the Partnership has been dissolved and terminated, and then only to the extent provided in this Agreement, nor shall any Partner have the right to demand or receive property other than cash in return for its contribution.

         10. Transfer of Partners' Interests. No Partner shall sell, assign, transfer or otherwise dispose of, or mortgage, hypothecate, pledge or otherwise encumber, or permit or suffer any encumbrance of, all or any part of its interest in the Partnership, or any interest therein; provided, however, that each Partner may pledge its

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interest in the Partnership to any lender making a loan secured, in whole or in part, by a mortgage or deed of trust on the Property.

         11. Resignation, Expulsion or Bankruptcy of a Partner. In the event of the resignation, expulsion or bankruptcy of any Partner, the Partnership shall thereupon be dissolved and terminated and the Partners shall cause a Certificate of Cancellation in the form required by the Act to be filed with the Secretary of State of Delaware when the Partnership is dissolved.

         12. Termination of the Partnership. Upon the voluntary termination of the Partnership upon the consent of the Partners, the sale or other transfer of all or substantially all of the Partnership's assets or any other termination of the Partnership in accordance with the provisions of this Agreement, the Partnership shall wind up its affairs and shall then be liquidated as provided in Article 13.

         13. Gain, Loss and Distribution on Liquidation. Upon any termination of the Partnership each of the following shall be accomplished:

                  13.1 The Partners shall cause to be prepared a statement setting forth the assets and liabilities of the Partnership as of the date of such termination, and such statement shall be furnished to each Partner.

                  13.2 The property and assets of the Partnership, if any, shall be liquidated as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice.

                  13.3 Any Net Profit or Net Loss realized by the Partnership upon the sale or other disposition of the property and assets of the Partnership shall be credited or charged to the capital accounts of the Partners pursuant to Section 7.2 or 7.3, as applicable.


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                  13.4 The proceeds of sale and all other assets of the
         Partnership shall be paid and distributed as follows and in the following order of priority:

                           13.4.1 to the payment of the debts and liabilities of
                  the Partnership and the expenses of liquidation;

                           13.4.2 to the setting up of any reserves which
                  EquiStar, L.P. determines are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or the Partners arising out of, or in connection with, the Partnership; and

                           13.4.3 to the Partners in proportion to their
                  respective Capital Account balances.

         14. Further Assurances; Consents and Approvals. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, or as may, be necessary or advisable to carry out the intent and purposes of this Agreement.

         15. Single Asset Entity.

                  15.1 Except as may be provided to the contrary in the Cross-Collateralization Agreements, the Partnership shall at all times conduct its business and operations in accordance with the following provisions so as to maintain itself as a single purpose entity:

                           15.1.1 The Partnership will not assume liability for
                  the debts of any other person, and the Partnership will not hold itself out as being liable for the debts of any other person;

                           15.1.2 None of the liabilities of the Partnership
                  shall be paid from the funds of the Partners or any other person without the Partners being obligated for such liabilities;

                           15.1.3 The Partnership shall not guarantee the debt
                  or the performance of any obligation of any of its Partners or any other person;

                           15.1.4 The Partnership will not pledge any of its
                  assets for the benefit of any of its Partners or any other person, and no person shall pledge its assets for the benefit of the Partnership;


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                           15.1.5 The Partnership shall conduct its affairs
                  strictly in accordance with this Agreement, and shall observe all necessary, appropriate, and customary limited liability company formalities, including, but not limited to, maintaining accurate and separate books, records and accounts (including, but not limited to, transaction accounts with any affiliate of the Partnership);

                           15.1.6 The books, records, and accounts of the
                  Partnership will at all times be maintained in a manner permitting the assets and liabilities of the Partnership to be easily separated and readily distinguished from those of any other person;

                           15.1.7 The Partnership will hold itself out to
                  creditors and the public as a legal entity separate and distinct from any other entity, and will not hold itself out to the public or to any of its individual creditors as being a unified entity with assets and liabilities in common with any other person; and

                           15.18 The Partnership shall not commingle its assets
                  or funds with those of any other person except as may be permitted or required under the Cross-Collateralization Agreements.

         16. Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications (collectively "notices") which any Partner may desire or be required to give hereunder shall be in writing and shall be given by mailing the same by registered or certified mail, return receipt requested, or by Federal Express or comparable air courier service, postage prepaid, or by delivering the same by hand, addressed to the Partners at their addresses first set forth above.

         17. Captions. All section and article titles or captions contained in this Agreement and the table of contents, if any, are for convenience only and shall not be deemed a part of this Agreement.

         18. Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person(s) or entity(ies) may require.

         19. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.


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         20. Governing Law. This Agreement is made pursuant to the provisions of the Act and shall be construed accordingly.

         21. Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.

         22. Invalidity. If any provision or any portion of any provision of this Agreement, or the application of any such provision or any portion thereof to any Partner or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, and the application of such provision or such portion to a Partner or to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                 EQUISTAR ACQUISITION CORPORATION

                                 By: /s/ John Plunket
                                    -------------------------------------
                                    Name: John Plunket
                                    Title: Vice President

                                 CAPSTAR MANAGEMENT COMPANY II, L.P.

                                 By: CapStar General Corp., general partner

                                 By: /s/ John Plunket
                                    -------------------------------------
                                    Name: John Plunket
                                    Title: Executive Vice President


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